Exhibit 10.7

Summary of Shanghai Commercial Building Sale Contract

Seller:	Spreadtrum (Shanghai) Real Estate Development Co., Ltd.

Buyer:	Spreadtrum Communications (Shanghai) Co., Ltd.

Date:	December 26, 2006

Major provisions (amendments and attachments included):

•	Unit Price: RMB 8,000 / square meter;

•	Total Price: approximately RMB 102,123,360.00.

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If Buyer is late on payment, it shall pay penalty at 0.04% of the balance per day. If Buyer is late for more than 90 days, Seller has the right to terminate the contract and Buyer shall pay compensation. The total amount of such penalty and/or compensation is limited to 3% of the Total Price.

•	If Seller changes the property layout without Buyer’s consent and cannot restore it to the original condition, Seller shall pay penalty of 3% of the Total Price.

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Seller will deliver the building to Buyer by January 31, 2007. Otherwise, it shall pay a daily penalty of 0.04% of the amounts already paid by Buyer. If Seller is late for more than 60 days, Buyer has the right to terminate the contract and Seller shall pay compensation, the amount of which is 3% of the Total Price.

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If Seller cannot obtain the building ownership certificate[1] by May 31, 2007, it shall pay penalty at RMB 20,000 per day but the total amount of such penalty should be limited to 3% of the Total Price. If Seller cannot obtain the building ownership certificate by July 31 2007, Buyer has the right to terminate the contract.

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Within 30 days from Seller’s receipt of the building ownership certificate, Seller and Buyer shall sign the Building Delivery Letter. Within 60 days from the signing of such Building Delivery Letter, Seller and Buyer shall apply for the unit ownership certificate[2].

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All risks of the building are transferred to Buyer upon Seller’s delivery of the Registration of Approval of Construction Completion, which should be delivered on the same day the building is delivered. Notwithstanding the foregoing, Seller remains responsible for any risks relating to the quality of the building’s structure.

•	Buyer can transfer or mortgage its interests under this contract.

[1]	Under PRC law, a building ownership certificate is the proof of a real estate developer’s ownership of its building.
[2]

Under PRC law, a unit ownership certificate is the proof of a buyer’s ownership of the unit he purchases in a building. The developer’s ownership rights of the building are reduced in accordance with such individual ownership. The developer’s building ownership certificate expires after the entire building is sold.

•	Dispute resolution: arbitration by China International Economic and Trade Arbitration Commission.

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Seller acknowledges that it received Buyer’s prepayment of RMB 30 million prior to November 30, 2006 and agrees to convert such prepayment amount into the initial payment for the building; Buyer will make a second payment of RMB 20 million within 10 calendar days from the signing of this contract. The balance of the Total Price will be paid by September 30, 2007.